Exhibit 99.1

                  Temecula Valley Bancorp Announces
                101% Increase in Year To Date Earnings


    TEMECULA, Calif.--(BUSINESS WIRE)--July 17, 2003--Temecula Valley Bancorp (OTCBB:TMCV) announced second quarter earnings of $1,848,680 for the quarter ending June 30, 2003. For the six months ended June 30, net income increased 101% over the same period last year. Earnings for the first half of 2003 were $3,343,959 compared to $1,663,028 for the first six months of 2002.
    "We are pleased with the outstanding operating results for the first half of 2003," said Stephen H. Wacknitz, President/CEO. "As we continue our commitment of expanding business products and services, combined with delivering exceptional customer service, we look forward to continuing our momentum for a record second half of 2003."
    As of June 30, 2003, total assets grew over 51% to $387,839,000 compared to $256,800,000 at June 30, 2002. Total loans outstanding increased 56% to $322,347,000 compared to $206,194,000 at the same period last year and deposits climbed 60% to $352,357,000 up from $220,416,000 at the end of the second quarter of 2002. At June 30, 2003, shareholder equity was $24,292,000, a 44% increase from $16,877,000, at the second quarter of 2002, resulting in a Tier 1 leverage capital ratio of 8.33%. For the second quarter the return on average assets was 2.00% and the return on average equity was 32.67%. For the six-month period, the return on average assets was 1.90% and the return on average equity was 31.06%.
    Temecula Valley Bank was established in 1996 and operates full service offices in Temecula, Murrieta, Fallbrook, Escondido and El Cajon. Temecula Valley Bancorp was established in June 2002 and operates as a one-bank holding company for Temecula Valley Bank. As a Preferred Lender (PLP) since 1998, the locally owned and operated bank also has SBA loan production offices in Sherman Oaks, CA, Fresno CA, Chico, CA, Anaheim Hills, CA, Bellevue, WA, Raleigh, NC, Greenville, SC, Knoxville, TN, Tampa/St. Petersburg FL, Coral Springs, FL, Jacksonville, FL, Atlanta, GA, and Bethesda, MD. The Bancorp's common stock is traded over the counter with the stock symbol TMCV.OB and the banks' Internet website can be reached at www.temvalbank.com.

    Statements concerning future performance, developments or events concerning expectations for growth and market forecasts, and any other guidance on future periods constitute forward-looking statements that are subject to a number of risks and uncertainties. Actual results may differ materially from stated expectations. Specific factors include, but are not limited to, the effect of interest rate changes, the ability to control costs and expenses, the impact of consolidation in the banking industry, financial policies of the United States government, and general economic conditions. Additional information on these and other factors that could affect financial results are included in its Securities and Exchange Commission filings.




                     TEMECULA VALLEY BANCORP INC.
                            FINANCIAL DATA
                              JUNE 2003

                       JUNE 30      JUNE 30      INCREASE /(DECREASE)
                   -------------------------- ------------------------
                        2003         2002        AMOUNT        PERCENT
                   -------------------------- ------------------------

Total Assets       $387,839,000 $256,800,000  $131,039,000         51%

Total Loans        $322,347,000 $206,194,000  $116,153,000         56%

Total Deposits     $352,357,000 $220,416,000  $131,941,000         60%

Shareholder Equity  $24,292,000  $16,877,000    $7,415,000         44%


Tier One Capital
 Ratio                     8.33%        9.08%


Annualized Net Loan
 Charge-offs               0.21%        0.40%
(Recovieries) as a
percent of Average
 Loans

Non-performing
 loans                3,543,000    1,645,000
SBA/SBDC Guaranteed
 portion             (3,059,000)  (1,445,000)
                   --------------------------
   Net non-
    performing
    loans               484,000      200,000
                   ==========================

Other real estate
 owned                1,336,036            0
                   ==========================


                        THREE MONTHS ENDED         SIX MONTHS ENDED
                             JUNE 30                   JUNE 30
                   -------------------------- ------------------------
                        2003         2002          2003       2002
                   -------------------------- ------------------------

Income before
 Income Taxes        $3,121,936   $1,740,209    $5,658,931 $2,793,443

Provision for
 Income Taxes        $1,273,256     $706,730    $2,314,972 $1,130,415
                   -------------------------- ------------------------

Net Income  (Loss)   $1,848,680   $1,033,479    $3,343,959 $1,663,028

Per Share - Basic         $0.48        $0.28         $0.88      $0.45

Per Share - Diluted       $0.42        $0.24         $0.77      $0.39

Annualized Return
 on Average Assets         2.00%        1.81%         1.90%      1.58%

Annualized Return
 on Average Equity        32.67%       26.47%        31.06%     21.00%

Shares Outstanding    3,963,315    3,684,433     3,963,315  3,684,433
Average Shares
 Outstanding          3,829,155    3,570,719     3,794,195  3,668,142
Average Shares &
 Equivalents          4,386,927    4,287,504     4,336,436  4,243,469




    CONTACT: Temecula Valley Bancorp Inc., Temecula
             Stephen H. Wacknitz, 909-694-9940